Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-46454 and 333-138219) on Form S-8 of TTM Technologies, Inc. of our report dated March 15, 2011, with respect to the consolidated balance sheet of TTM Technologies, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in the December 31, 2011 Annual Report on Form 10-K of TTM Technologies, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

February 29, 2012